Exhibit 4.9.1
TRIVAGO N.V.
2016 OMNIBUS INCENTIVE PLAN

AMENDED AND RESTATED PERFORMANCE RESTRICTED SHARE UNIT SUMMARY OF AWARD

trivago N.V., a Dutch public limited company (the “Company”), pursuant to its 2016 Omnibus Incentive Plan, as amended from time to time (the “Plan”) hereby grants to the individual listed below (the “Participant”), an award of a number of performance restricted share units listed below (the “PSUs”). Each PSU represents the right to receive a number of Shares in accordance with the terms and conditions hereof. The delivery of PSU Shares pursuant to each respective PSU is conditioned on, and calculated on the basis of, the satisfaction of the performance condition described herein.

The parties hereto entered into an agreement pertaining to certain PSUs with a CAGR (as defined below) performance condition, granted on March 11, 2020, which consisted of a Performance Restricted Share Unit Summary of Award (the “Prior Summary of Award”), the Performance Restricted Share Unit Award Agreement attached thereto as Exhibit A (the “Performance Restricted Share Unit Award Agreement”) and the Plan. The parties hereto desire to amend and restate the Prior Summary of Award as set forth herein to reflect the significant changes that have occurred as a result of the COVID-19 pandemic and to postpone the start of the Performance Period (as defined below). This amended and restated award of PSUs is subject to all of the terms and conditions contained herein (the “Summary of Award”), as well as those contained in the Performance Restricted Share Unit Award Agreement (together with the Summary of Award, the “Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Summary of Award and the Agreement.

Participant:                ___________________
Grant Date:                 ___________________(the “Grant Date”)
Targeted Number of Shares
available for delivery
pursuant to PSUs:            ___________________ (the “Target Award”)
Vesting Commencement Date:    [ ] (the “Vesting Commencement Date”)

Performance Condition:
The performance metric is the Compound Annual Growth Rate of the Share price (“CAGR”), measured over a period of two calendar years and three months of the Company, (the “Performance Period”), commencing on October 2, 2020 (or if that date is not a trading day, then the immediately following trading day) and concluding on the last trading day in 2022 (each, a “Determination Date”).
The Share prices for the purpose of calculating the CAGR shall be based on the 30-day trailing volume-weighted average price of the Share through (and including) each respective Determination Date.
The number of Shares that may be delivered pursuant to the PSUs (the “PSU Shares”) shall be calculated after the end of the Performance Period and will be determined as follows:
a number of PSU Shares equaling 50% of the Target Award listed above on the achievement of 10% or lower CAGR at the end of the Performance Period;
a number of PSU Shares equaling 100% of the Target Award listed above on the achievement of 15% CAGR at the end of the Performance Period; and
a number of PSU Shares equaling 150% of the Target Award listed above on the achievement of 20% or higher CAGR at the end of the Performance Period (together, the “Performance Condition”).

The number of PSU Shares to be delivered will be calculated on a straight-line basis on the achievement of between 10% and 15% and 15% and 20% CAGR (as applicable).
No fractional Share shall be issuable in respect of the PSUs, and the number of Shares to be issued shall be rounded up to the nearest whole Share.

Vesting Schedule:
Subject to the terms and conditions of the Agreement and the Plan, one-third of the number of PSUs listed above shall vest on the first anniversary of the Vesting Commencement Date and one-twelfth of the number of PSUs set forth above shall vest every three (3) months thereafter for the following two years,
PROVIDED THAT the number of PSU Shares to be delivered pursuant to each respective PSU is conditioned on, and calculated on the basis of, the satisfaction of the Performance Condition and, except as otherwise stated in the Agreement, the PSUs shall only be settled following the end of the Performance Period.

Double trigger Change of Control/Qualified Termination Reason impact:	Subject to the terms and conditions of the Agreement and the Plan and as fully described in the Agreement, accelerated vesting of the PSUs, pro-rated per month completed of the Performance Period, permitting the delivery to the Participant of the pro-rated portion of 100% of the Target Award.
By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Summary of Award. Participant has reviewed the Agreement, the Plan and the Summary of Award in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and the Summary of Award and fully understands all provisions of this Summary of Award, the Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Supervisory Board and the Committee upon any questions arising under the Plan, this Summary of Award or the Agreement. Participant shall not take part in any decision of the Supervisory Board and the Committee related to any PSU granted to Participant.

TRIVAGO N.V.	PARTICIPANT
By:	By:
Print Name:	Print Name:
Title: